Exhibit 5.1

21 June 2021	Our Ref: DW/AWL/Q0297-H18503

Qutoutiao Inc.

190 Elgin Avenue, George Town

Grand Cayman KY1-9008

Cayman Islands

Dear Sirs

Qutoutiao Inc.

We have acted as Cayman Islands legal advisers to Qutoutiao Inc. (the “Company”) in connection with the Company’s registration statement on Form S-8, (the “Registration Statement”), to be filed with the Securities and Exchange Commission relating to the registration under the U.S. Securities Act of 1933, as amended, in relation to the Class A Ordinary Shares of a par value of US$0.0001 each in the share capital of the Company (the “Shares”) issuable pursuant to the Plan (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this Opinion nor upon matters of fact or the commercial terms of the transactions the subject of this Opinion.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

2.

The Shares to be issued and allotted pursuant to the Plan have been duly authorised. When allotted, issued and fully paid for in the manner contemplated in the Plan and in accordance with the Resolutions and when appropriate entries have been made in the Register of Members of the Company, the Shares to be issued and allotted pursuant to the Plan will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

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We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS (HONG KONG)

WALKERS (HONG KONG)

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LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 17 July 2017, the Certificate of Incorporation on Change of Name dated 11 July 2018, the Third Amended and Restated Memorandum and Articles of Association dated 8 March 2018, the Fourth Amended and Restated Memorandum and Articles of Association dated 27 April 2018, the Sixth Amended and Restated Memorandum and Articles of Association as conditionally adopted by special resolution on 4 September 2018 and effective immediately prior to the completion of the initial public offering of the Company’s American Depositary Shares representing its Class A Ordinary Shares (the "Memorandum and Articles"), the Register of Members and the Register of Directors, copies of which have been provided to us by its registered office in the Cayman Islands (together the "Company Records").

2.	A Certificate of Good Standing dated 13 February 2019 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").
3.	A copy of the executed written resolutions of the Board of Directors of the Company dated 15 February 2018.
4.	A copy of the executed written resolutions of the Board of Directors of the Company dated 27 April 2018.
5.

A copy of the executed written resolutions of the Board of Directors of the Company dated 31 January 2019 and a copy of the executed written resolutions of the Board of Directors of the Company dated 5 March 2019 (collectively, the "Resolutions").

6.	A copy of the Equity Incentive Plan of the Company (the "Plan").
7.	The Registration Statement.

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ASSUMPTIONS

1.

The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed.  All copies are complete and conform to their originals. Any translations are a complete and accurate transaction of the original document they purport to translate.

2.	The Memorandum and Articles reviewed by us are the memorandum and articles of association of the Company and are in force at the date hereof.
3.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.
4.

There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

5.

The written resolutions of the Board of Directors of the Company dated 15 February 2018 and 27 April 2018, and the Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director, or by or on behalf of each member in respect of the member resolutions, and the signatures and initials thereon are those of a person or persons in whose name such resolutions have been expressed to be signed.

6.	The written resolutions of the Board of Directors of the Company dated 15 February 2018 and 27 April 2018, and the Resolutions remain in full force and effect and have not been revoked or varied.

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QUALIFICATIONS

1.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar.  The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

11556579.1Q0325.H18503